Exhibit 99.1

700 Pennsylvania Drive
Exton, Pennsylvania 19341

484.595.1500 p
484.595.1520 f

www.adolor.com

FOR IMMEDIATE RELEASE

Contact:

Adolor Corporation

Stephen W. Webster

Senior Vice President, Finance and CFO

(484) 595-1500

ADOLOR CORPORATION REPORTS

SECOND QUARTER 2009 FINANCIAL RESULTS

– Inclusion of ENTEREG® on Hospital Formularies Increases by 41% –

– Delta Phase 2a Proof of Concept Studies to Begin in Fourth Quarter 2009 –

EXTON, PA, July 29, 2009 — Adolor Corporation (NasdaqGM: ADLR) today reported net product sales of ENTEREG® (alvimopan) for the three and six months ended June 30, 2009 of approximately $2.4 million and $3.8 million, respectively, on total net shipments of approximately $2.9 million and $4.9 million, respectively.  Under Adolor’s current revenue recognition policy, revenue related to a customer shipment is deferred until subsequent re-orders by that customer.  As of June 30, 2009, there were approximately 450 repeat-order hospitals for ENTEREG, up from 300 at March 31, 2009.

During the quarter, hospitals registered under the ENTEREG Access Support and Education (E.A.S.E.™) Program increased by 150 to approximately 1,425 hospitals.  Inclusion of ENTEREG on hospital formularies also increased during the quarter by 175, or 41%, to approximately 600 hospitals as of June 30, 2009, which number includes approximately 365 of the 1,400 hospitals that perform approximately 80% of the bowel resection surgeries in the United States.

“We continue to see growth in important metrics for ENTEREG, including registrations and formulary approvals, and are now beginning to see this translate into increased utilization of our product,” said Michael R. Dougherty, President and Chief Executive Officer.  “Further, we are pleased to note that the first independently conducted post-marketing case study of ENTEREG will be presented to the medical community by Dr. Timothy L. Beard at the Annual Meeting of the Northwest Society of Colon and Rectal Surgeons in early August.  We expect other case studies to follow and believe that such ‘real world’ studies of ENTEREG should be useful in fostering physician awareness of the potential benefits ENTEREG may offer to bowel resection patients.”

Adolor also advanced its delta opioid receptor agonist program with Pfizer Inc.  In early 2009, the Company commenced a series of studies to address the pharmacokinetic (PK) variability observed with ADL5859 in previous Phase 2a trials.

“We recently completed the PK studies of the new formulations of ADL5859 and ADL5747 and are encouraged that the results of these studies explain the highly variable plasma levels previously seen,” said Eliseo O. Salinas M.D., Senior Vice President, Research and Development and Chief Medical Officer.  “Based on these results, Pfizer and we now expect to initiate Phase 2a proof-of-concept studies in two chronic pain indications in the fourth quarter of this year.”

For the three months ended June 30, 2009, the Company reported a net loss of approximately $16.5 million, or ($0.36) per basic and diluted share, compared to net income of $7.5 million, or $0.16 per basic and diluted share, in the three months ended June 30, 2008.  For the six months ended June 30, 2009, the Company reported a net loss of approximately $29.7 million, or ($0.64) per basic and diluted share, compared to a net loss of $1.6 million, or ($0.03) per basic and diluted share, in the six months ended June 30, 2008.  The year-ago periods were favorably impacted by a $20 million milestone payment received from GlaxoSmithKline (GSK) in the second quarter of 2008 upon the approval of ENTEREG by the U.S. Food and Drug Administration.

Contract revenues were approximately $6.7 million and $27.0 million for the three months ended June 30, 2009 and 2008, respectively, and were approximately $11.9 million and $33.2 million for the six months ended June 30, 2009 and 2008, respectively.  Contract revenues in the three and six months ended June 30, 2008 were favorably impacted by the $20.0 million milestone payment received from GSK.

In June 2009, the Company announced a reduction in force of approximately 45 positions, or 28% of its workforce, as well as other cost saving initiatives intended to lower its annualized net cash used in operating activities.  Once this reduction in force and other cost savings initiatives are fully in place later in 2009, the Company expects that annualized net cash used in operating activities will be reduced by approximately $12 million.  During the three months ended June 30, 2009, the Company recorded total restructuring charges of $4.2 million, consisting of $2.2 million related to employee termination benefits and $2.0 million of non-cash asset impairment charges.

As of June 30, 2009, the Company had approximately $108.6 million in cash, cash equivalents and short-term investments.

Conference Call Information

Adolor’s management will discuss the Company’s second quarter 2009 results in a conference call with investors beginning at 9:00 a.m. EDT today, July 29, 2009.  To participate in the conference call, dial (866) 394-4329 for domestic callers and (706) 902-1952 for international callers, and refer to conference code number 21182551.  Investors can listen to the call live by logging on to the Company’s website at www.adolor.com and clicking on “Investor Insights,” then “Calendar of Events.”  The conference call will be archived and available to investors for one week after the call.

About Adolor Corporation

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products.

Adolor’s first approved product in the United States is ENTEREG® (alvimopan), which is indicated to accelerate the time to upper and lower gastrointestinal recovery following partial large or small bowel resection surgery with primary anastomosis.  ENTEREG is available for short-term use in hospitals registered under the E.A.S.E.™ Program.  For more information on ENTEREG, including its full prescribing information, visit www.ENTEREG.com.  In collaboration with GlaxoSmithKline (GSK), the Company launched ENTEREG in mid-2008.

The Company’s research and development pipeline includes: two novel delta opioid receptor agonists, currently in mid-stage clinical development in collaboration with Pfizer Inc. for chronic pain; a peripheral mu opioid receptor antagonist entering development for chronic opioid bowel dysfunction (OBD); and several opioid and non-opioid discovery programs.

For more information, visit www.adolor.com.

Forward-Looking Statements

This press release, and oral statements made with respect to information contained in this release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide Adolor’s current expectations or forecasts of future events.  These may include statements regarding market prospects for ENTEREG, including whether hospitals that have placed ENTEREG on formulary will order (or continue to re-order) ENTEREG in the future, and whether growth in formulary approvals, acceptance, utilization, net shipments and/or recognized net product sales will occur; anticipated scientific progress on its research programs; development of potential pharmaceutical products, including the delta opioid receptor agonist program, the interpretation of the results of the recently completed PK studies of ADL5859 and ADL5747 and the timing of and areas of focus for the planned Phase 2a proof-of-concept studies with the delta compounds; interpretation of clinical results; prospects for regulatory approvals; and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning or that otherwise express contingencies, goals, targets or future development.  These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, that could cause actual results and developments to differ materially from those expressed or implied in such statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries, as well as more specific risks and uncertainties facing Adolor such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available at www.sec.gov and from Adolor at www.adolor.com.  Given the uncertainties affecting pharmaceutical companies such as Adolor, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Adolor undertakes no obligation to publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise, except as may be required by law.

This press release is available on the website http://www.adolor.com.

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[Financial information follows]

ADOLOR CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Product sales, net	$2,382,549	$—	$3,814,732	$—
Contract revenues	6,681,389	26,964,318	11,928,866	33,175,342
Total revenues, net	9,063,938	26,964,318	15,743,598	33,175,342
Operating expenses incurred:
Cost of product sales	230,258	—	383,562	—
Research and development	11,972,191	13,262,176	24,294,814	24,683,248
Selling, general and administrative	9,505,266	7,224,664	17,382,940	12,773,194
Restructuring charge	4,206,521	—	4,206,521	—
Total operating expenses	25,914,236	20,486,840	46,267,837	37,456,442
Income (loss) from operations	(16,850,298)	6,477,478	(30,524,239)	(4,281,100)
Interest income, net	308,451	1,008,015	795,052	2,711,034
Net income (loss)	$(16,541,847)	$7,485,493	$(29,729,187)	$(1,570,066)
Basic net income (loss) per share	$(0.36)	$0.16	$(0.64)	$(0.03)
Diluted net income (loss) per share	$(0.36)	$0.16	$(0.64)	$(0.03)
Shares used in computing basic net income (loss) per share	46,296,235	46,092,828	46,296,235	46,020,447
Shares used in computing diluted net income (loss) per share	46,296,235	46,354,384	46,296,235	46,020,447

BALANCE SHEET DATA
(Unaudited)

	June 30,	December 31,
	2009	2008
Cash, cash equivalents and short-term investments	$108,592,396	$131,910,206
Working capital	$89,066,529	$112,250,025
Total assets	$116,852,529	$144,426,567
Total stockholders’ equity	$60,456,016	$88,618,562